Exhibit 10.3
November 7, 2006
Mr. Francis X. Frantz
Chairman of the Board
Windstream Corporation
4001 Rodney Parham Road
Little Rock, Arkansas 72212
Re: Access to Post-Retirement Medical Coverage
Dear Skip:
As we previously discussed, you plan to retire as an active employee of Windstream Corporation (“Windstream”) effective December 31, 2006. As a result of your retirement, you will cease to qualify for medical coverage under the Windstream Comprehensive Plan of Group Insurance. In consideration of your continued service as the non-executive Chairman of the Board, Windstream is pleased to offer you post-retirement medical coverage, subject to the following terms and conditions:
     1. Windstream shall provide you and your eligible dependents with access to continuation coverage as required under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and you agree to elect such coverage in accordance with the terms and conditions of COBRA and timely pay all applicable COBRA premiums, in each case in the manner specified by Windstream’s “Authorized Representative,” as defined in Section 9.
     2. No later than May 1, 2008, Windstream will offer you a 30-day period to enroll in coverage under Windstream’s retiree medical insurance contract with United Healthcare or any replacement or successor contract then in effect that provides comparable retiree medical coverage (“SMRP II”). Such coverage will apply to you and your “eligible dependents,” which for purposes of this letter constitute your spouse (or your surviving spouse in the event of your death) and each of your children who is or becomes eligible for coverage under the Windstream Comprehensive Plan of Group Insurance as in effect as of the date of this letter. If you decline coverage under the SMRP II or fail to make an election during the designated 30-day enrollment period, then you shall cease to be eligible for coverage under the SMRP II or any alternative insurance contract, and Windstream shall have no further obligation under this letter, including without limitation any obligation to provide you or your eligible dependents access to medical coverage. At any time after you have enrolled in SMRP II, you may opt out of, and thereafter opt back in to, the coverage specified in this letter without losing any future rights or benefits specified in this letter. Your right to opt out and thereafter opt back in to coverage shall be limited to two occasions during your lifetime, may only be made with respect to one or more full enrollment periods that otherwise would be applicable under this letter, and shall require at least 30-days notice to the Authorized Representative in advance of the commencement of any enrollment period with respect to which you opt out or opt back in to coverage under this letter.

     3. If you enroll in the SMRP II as provided in Section 2 above, then coverage under SMRP II shall begin immediately following the expiration of the applicable COBRA continuation period and shall continue for your lifetime (subject to your right specified in Section 2 to opt out and thereafter opt back in). Following your death, coverage under the SMRP II shall continue for each eligible dependent until the date that such dependent is no longer considered an eligible dependent. If at any time following your initial enrollment in SMRP II, SMRP II coverage becomes unavailable to Windstream or impracticable for Windstream to procure, Windstream shall use its reasonable best efforts to provide you and your eligible dependents access to medical benefits under another insurance contract that are as comparable to SMRP II as practicable.
     4. Windstream’s obligation to provide access to medical coverage under Section 3 shall apply only if you or your eligible dependents reimburse Windstream for the Required Premium (as defined below) each month commencing on or after the expiration of the applicable COBRA continuation period, within 30 days after written notice thereof. To reduce Windstream’s administrative expense, you agree to provide Windstream with automatic payment authorization instructions from a financial institution from which Windstream can draw and receive Required Premiums. If either you or your eligible dependents fails to timely pay the Required Premium to Windstream as described in this Section 4 (excluding for this purpose any failure to timely pay which is remedied by you or your eligible dependents 30 days after receipt of written notice of late payment given by Windstream), then Windstream reserves the right, in it sole discretion, to terminate such coverage, and on and after any such termination, Windstream shall have no further obligation under this letter, including without limitation any obligation to provide you or your eligible dependents access to medical coverage. For purposes of this letter, the term “Required Premium” for any month means the premium that you would be required to pay during such period for medical coverage for you and your eligible dependents (as applicable) as a “Retired Employee” under the Preferred Provider Organization constituent plan of the Windstream Comprehensive Plan of Group Insurance, or its successor (the “PPO Plan”). If, however, Windstream ceases to offer medical coverage to retirees under the PPO Plan, the Required Premium shall be based on the premium rate in effect for retiree medical coverage under any plan or program designated by Windstream (whether or not sponsored by Windstream) that the Compensation Committee of the Board of Directors of Windstream determines provides substantially similar retiree medical coverage as the former PPO Plan.
     5. Notwithstanding anything contained in this letter to the contrary, Windstream shall not be obligated to provide any post-retirement medical coverage to you or your eligible dependents unless and until the following three conditions precedent have been satisfied: (a) you retire as an active employee of Windstream on or before December 31, 2006 (the date of such retirement being the “Termination Date”); (b) on or after the Termination Date, you execute and do not revoke the Waiver and Release attached hereto; and (c) the seven-day revocation period prescribed by the Age Discrimination in Employment Act of 1967, as amended, expires.
     6. This letter sets forth Windstream’s sole obligation to you and your eligible dependents with regard to post-retirement medical coverage. No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, has been made by any party hereto which is not embodied in this letter and no party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not so set forth. There are no third party beneficiaries of this letter, other than your eligible dependents. Any provision of this letter may be amended or modified in whole or in part at any time by an agreement in writing among the parties hereto. Each of the parties hereto agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this letter. Except to the extent preempted by federal law, this letter shall be governed by, and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed in that State without giving effect to any conflict of laws rules or principles that might require the application of the laws of another jurisdiction. All determinations and decisions made in good faith by Windstream and the Compensation Committee of the Windstream Board of Directors in accordance with this letter shall be final, conclusive and binding on all persons.
     7. Any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all or a substantial portion of its business and/or assets shall be deemed to expressly assume and be obligated to perform Windstream’s obligations under this letter immediately upon such succession in the same manner and to the same extent that Windstream would be required to perform it if no such succession had taken place. As used in this letter, “Windstream” shall mean Windstream as defined above and any successor to its business or assets as contemplated by this Section 7.
     8. Yours rights and benefits specified in this letter shall not be conditioned in any respect on your serving as Chairman or a director of Windstream. Accordingly, Windstream’s obligations specified in this letter shall continue in all respects following any cessation of your status as Chairman or a director of Windstream.
     9. From time to time, Windstream shall specify, by written notice to you, an employee in its Human Resources, Accounting and Finance, or Legal groups as Windstream’s authorized representative (the “Authorized Representative”) related to your rights and benefits specified in this letter. Until further notice to you, Windstream’s Authorized Representative shall be Susan Bradley, 501-748-7892, susan.bradley@windstream.com.

Sincerely,

WINDSTREAM CORPORATION

By:	/s/ Jeffrey R. Gardner
Name: Jeffery R. Gardner
Title: President and Chief Executive Officer

Agreed to and acknowledged as of November 7, 2006
/s/ Francis X. Frantz

Francis X. Frantz

WAIVER AND RELEASE
     In consideration for the post-retirement medical coverage in the letter agreement with the Company dated November 7, 2006 (the “Letter Agreement”), Francis X. Frantz (the “Executive”), for himself, and for his heirs, administrators, representatives, executors, successors, assigns and eligible dependents (as defined in the Letter Agreement) (collectively “Releasers”) does hereby irrevocably and unconditionally release, acquit and forever discharge Windstream Corporation (the “Company”), its subsidiaries, affiliates and divisions and their respective, current and former, trustees, officers, directors, partners, shareholders, agents, employees, consultants, independent contractors and representatives, including without limitation all persons acting by, through under or in concert with any of them (collectively, “Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, age (including the Age Discrimination in Employment Act of 1967), national origin, religion, disability, or any other unlawful criterion or circumstance, which the Executive and Releasers had, now have, or may have in the future against each or any of the Releasees, including under the Arkansas Equal Pay Law §11-4 et seq. (collectively “Executive/Releaser Actions”) arising on or before the date hereof.
     The Executive acknowledges that: (i) this entire Waiver and Release is written in a manner calculated to be understood by him; (ii) he has been advised to consult with an attorney before executing this Waiver and Release; (iii) he was given a period of twenty-one days within which to consider this Waiver and Release; and (iv) to the extent he executes this Waiver and Release before the expiration of the twenty-one day period, he does so knowingly and voluntarily and only after consulting his attorney. The Executive shall have the right to cancel and revoke this Waiver and Release by delivering notice to the Company (as provided below) prior to the expiration of the seven-day period following the date hereof, and the post-termination medical coverage in the Letter Agreement shall not become effective, until the day after the expiration of such seven-day period (the “Revocation Date”). Upon such revocation, this Waiver and Release and the post-termination medical coverage in the Letter Agreement shall be null and void and of no further force or effect. Any notice of revocation shall be in writing and shall be deemed to have been duly given when mailed by United States registered mail, return receipt requested, postage prepaid to Windstream Corporation, 4001 Rodney Parham Road, Little Rock, Arkansas 72212, Attention: General Counsel.
     Notwithstanding anything herein to the contrary, the sole matters to which the Waiver and Release do not apply are: (i) the Executive’s or any applicable Releaser’s rights of indemnification, limitation of liability, and directors’ and officers’ liability insurance coverage to which such person was or is entitled with regard to the Executive’s service as an officer of the Company or any Subsidiary; (ii) the Executive’s rights under any employee benefit, welfare benefit or compensation plan, policy or arrangement (whether tax-qualified or not) maintained by the Company or under COBRA; (iii) the Executive’s rights under the Letter Agreement and

(iv) the Executive’s and any applicable Releaser’s rights arising as a result of Executive’s service as Chairman or a director of the Company or any Subsidiary.
     Executive agrees that the post-termination medical coverage in the Letter Agreement is in lieu of, and replaces, any medical coverage or benefits that he may have been eligible, or entitled to, under any Windstream policy or practice. This Waiver and Release is the complete understanding between the Executive and the Company in respect of the subject matter of this Waiver and Release and supersedes all prior agreements relating to the same subject matter. The Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Waiver and Release.
     In the event that any provision of this Waiver and Release should be held to be invalid or unenforceable, each and all of the other provisions of this Waiver and Release shall remain in full force and effect. If any provision of this Waiver and Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Waiver and Release to be upheld and enforced to the maximum extent permitted by law.
     This Waiver and Release shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. This Waiver and Release inures to the benefit of the Company and its successors and assigns.

Francis X. Frantz	Date